Exhibit 10.4

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

THE REALTY ASSOCIATES FUND VI, L.P.,

AS SELLER,

AND

CUBIST PHARMACEUTICALS, INC.

AS PURCHASER

Date:                June 17, 2011

Property:         45-55 Hayden Avenue

Lexington, Massachusetts

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 17th day of June, 2011 by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Seller”), whose principal place of business is located at c/o TA Associates Realty, 28 State Street, 10th Floor, Boston, Massachusetts 02109, and CUBIST PHARMACEUTICALS, INC., a Delaware corporation, or its permitted assigns (“Purchaser”), whose principal place of business is located at 65 Hayden Avenue, Lexington, Massachusetts 02421.

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1.         Sale of Property.  Subject to and in accordance with the terms and conditions of this Agreement, Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

1.1.1.              Land and Improvements.  That certain parcel of real property, more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the “Land”), together with all improvements located thereon (the “Improvements”).

1.1.2.              Real Property.  All rights, privileges and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the “Real Property”).

1.1.3.              Leases.  All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto, and all security deposits, other instruments of security and guarantees given thereunder to the extent assignable, are hereafter referred to collectively as the “Leases” being more particularly described on Exhibit E attached hereto.

1.1.4.              Personal Property.  All personal property (including equipment), if any, owned by Seller and located on the Real Property as of the date hereof, and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof (the “Personal Property”).

1.1.5.              Intangible Property.  All non-exclusive trademarks and trade names, if any, used or useful in connection with the Real Property (collectively, the “Trade Names”), together with the Seller’s interest, if any, in and to all guarantees, licenses, approvals, certificates, permits and warranties relating to the Real Property or the Personal Property, to the extent assignable, and in and to any site plans, surveys, plans and specifications and other similar plans relating to the Real Property (collectively, the “Intangible Property”).

1.1.6.              Service Contracts.  All contracts for the maintenance, operation and repair of the Real Property, together with all amendments, modifications or supplements thereto listed on Exhibit J attached hereto that Purchaser has elected to assume (the “Assumed Contracts”) in accordance with the terms hereof.

1.2.         Property.  The Real Property, the Leases, the Personal Property, the Trade Names, the Intangible Property and the Service Contracts are sometimes collectively hereinafter referred to as the “Property”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser any (a) claims relating to any real property tax refunds or rebates applicable to the period prior to Closing, (b) insurance claims existing as of the date of this Agreement, and/or (c) existing claims against any tenants of the Property that are applicable to the period prior to the Closing (as hereinafter defined), all of which claims shall be reserved by Seller, and all of which claims are listed on Exhibit K attached hereto.

ARTICLE II.

Purchase Price

2.1.         Purchase Price.  The purchase price for the Property shall be FIFTY THREE MILLION FIVE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($53,550,000.00) (the “Purchase Price”).  The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, by wire transfer of immediately available federal funds.

ARTICLE III.

Deposits and Escrow Agent

3.1.         Deposit.  Within two (2) business days following the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall deposit Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”) with Chicago Title Insurance Company, Suite 1700, 2001 Bryan Street, Dallas, Texas 75201, Attention:  Ellen Schwab (“Escrow Agent” and “Title Company”) in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof.  If Purchaser shall fail to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Initial Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for the Surviving Termination Obligations (as hereinafter defined).

Unless this Agreement is terminated pursuant to Section 6.3 herein, Purchaser shall deposit with the Title Company within two (2) business days following the expiration of the Title Review Period, as hereinafter defined, the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) in immediately available federal funds (the “Additional Deposit”).  Upon receipt of the Additional Deposit, the entire Deposit shall, except as expressly provided in this Agreement, be completely non-refundable.  If Purchaser shall fail to deposit the Additional Deposit within the time period provided for above, Seller may at anytime prior to the deposit of the Additional Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon the Initial Deposit and all interest earned thereon shall be returned to Purchaser and this Agreement shall be null and void and thereafter neither party shall have any further rights or obligations to the other hereunder, except for the Surviving Termination Obligations. The Initial Deposit and the Additional Deposit, together with all interest accrued for each of the same, shall be collectively referred to herein as the “Deposit”.

3.2.         Application Upon Default.  If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing.  If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.3.         Interest Bearing.  The Deposit shall (a) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller, and (b) include any interest earned thereon.  To allow the interest bearing account to be opened, Purchaser’s and Seller’s tax identification numbers are set forth herein below their signatures.

3.4.         Escrow Agent.  Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities and rights hereunder.  Any amendment to this Agreement not executed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding upon Escrow Agent.  Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities and rights hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder.  Additional provisions with respect to the Escrow Agent are set forth in Article XVI.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1.         Closing.  The closing of the purchase and sale of the Property shall occur at 10:00 a.m. (local time at the Property) on the first business day on or after the fifteenth (15th) day following the last day of the Title Review Period or such earlier date as may be agreed to by Seller and Purchaser and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to record the Deed. Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the “Closing Date.”

4.2.         Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.  Seller shall cause the Title Company to prepare a preliminary statement of prorations and other adjustments to the Purchase Price and provide the same to Purchaser at least two (2) business days before the Closing.  The provisions of this Section 4.2 shall survive the Closing.

4.2.1.              Taxes.  Except to the extent payable by the tenants to the applicable taxing authorities, real estate and personal property taxes and special assessments, if any, shall be prorated as of the Closing Date.  Seller shall pay all real estate and personal property taxes and special assessments payable during the calendar year of the Closing and attributable to the Property to, but not including, the Closing Date.  If the real estate and/or personal property tax rate and assessments have not been set for the taxes and assessments payable during the year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof.  All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by Purchaser.  If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be prorated as of the Closing Date.

4.2.2.              Insurance.  There shall be no proration of Seller’s insurance premiums or an assignment of Seller’s insurance policies.  Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3.              Utilities.  Except to the extent paid directly by the tenants to the applicable utility company or service provider, the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date. If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date and Seller shall receive a credit therefor at Closing.

4.2.4.              Rents.  Rents (the “Rents”) actually collected by Seller prior to Closing shall be prorated as of the Closing Date.  During the period after Closing, Purchaser shall, within five (5) business days following receipt, deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of Rent due for the month of Closing, then to current Rent then due, and thereafter to delinquent Rents in order of maturity.  Seller shall have the right, after Closing, to proceed against tenants for Rents allocable to the period of Seller’s ownership of the Property but such actions will not include efforts by Seller to evict any Tenant or to modify or terminate any lease assigned to Purchaser.  Purchaser shall use commercially reasonable efforts to collect all delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).  The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.

4.2.5.              Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year.  The calculation of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use commercially reasonable efforts to make such adjustments no later than sixty (60) days after the Closing or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenants under Leases.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.

4.2.6.              Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions and other leasing costs (including, without limitation, tenant improvement costs and tenant inducement costs) due and payable (i) with respect to the initial term of any Leases executed prior to the Effective Date, or (ii) with respect to any renewal, modification or expansion of any Leases exercised prior to the Effective Date (such commissions and costs described in clauses (i) and (ii) above, collectively, “Seller’s Leasing Costs”).  From and after Closing, Purchaser shall be responsible for all leasing commissions and other leasing costs (including, without limitation, tenant improvement costs and tenant inducement costs) attributable to (a) any new leases executed on or after the Effective Date in accordance with this Agreement, or (b) the renewal or expansion of any existing Lease exercised on or after the Effective Date (such commissions and costs described in clauses (a) and (b) above, collectively, “Purchaser’s Leasing Costs”). If, prior to Closing, Seller has paid any Purchaser’s Leasing Costs, Seller will receive a credit in the amount thereof from Purchaser at the Closing.  If, prior to Closing, Seller has not paid any Seller’s Leasing Costs, Purchaser will receive a credit in the amount thereof from Seller at Closing.

4.2.7.              Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees, shall be prorated as of the Closing.

4.2.8.              Declaration Assessments.  Any assessments payable under any declaration or similar instrument affecting the Property shall be prorated as of the Closing Date.

4.3.         Closing Costs.  Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction; (b) the Deed Excise Tax, (c) the fees for recording any discharges for mortgages currently encumbering the Property, and (d) one-half (1/2) of the escrow fee charged by Escrow Agent.  Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the cost of the Title Policy, including any endorsements requested by Purchaser to the Title Policy; (iii) the cost of the June 7, 2011 update to the Survey, including the cost of any changes requested by Purchaser or its lender to the Survey; (iv) the fees for recording the deed conveying the Real Property to Purchaser; and (v) one-half (1/2) of the escrow fee charged by Escrow Agent.  Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Middlesex County, Commonwealth of Massachusetts.

ARTICLE V.

5.1.             Contracts Termination.  Seller agrees to terminate by written notice to the other party thereto, effective as of Closing, any of the Service Contracts that Purchaser, pursuant to written notice to Seller, requests Seller to terminate, provided that (a) any of the Contracts that Purchaser so requests be terminated may, by their terms, be so terminated as of Closing; and (b) Seller receives Purchaser’s written request before the end of the Title Review Period.  In no event shall Seller be obligated to deliver any notices of termination of any of the Service Contracts until after the expiration of the Title Review  Period. To the extent such Service Contracts are terminable as of the Closing Date, Seller shall terminate the services thereunder as of the Closing Date.  To the extent that such Service Contracts, by their terms, are not terminable as of the Closing Date, Seller shall send notices of termination to the service providers to terminate such Service Contracts as of the earliest possible date and Purchaser shall assume the obligations of Seller under such Service Contracts at Closing, prorated as of the Closing.  Seller shall deliver copies of all such notices of termination to Purchaser.  This Section 5.1 shall survive the Closing.

ARTICLE VI.

Title and Survey Matters

6.1.             Title.  Seller has provided Purchaser with a title insurance commitment (the “Commitment”) for an Owner’s Policy of Title Insurance (the “Title Policy”) from Chicago Title Insurance Company (the “Title Company”), covering the Real Property, together with a copy of all instruments reflected as exceptions set forth therein.  Purchaser shall have until 5:00 p.m. (local time at the Property) on the date that is five (5) business days following the Effective Date (the “Title Review Period”) to review and approve title to the Property. Purchaser shall notify Seller in writing no later than three (3) business days prior to the expiration of the Title Review Period of any title exceptions, exclusions from coverage or other matters identified in the Commitment and/or any survey matters objected to pursuant to Section 6.2, which Purchaser disapproves (the “Title and Survey Objections”).  In the event Purchaser timely notifies Seller of Title and Survey Objections, Seller will have the right, but not the obligation to cure such objections.  Within two (2) business days after receipt of Purchaser’s notice of Title and Survey Objections, but in no event later than the expiration of the Title Review Period, Seller will notify Purchaser in writing if Seller elects to attempt to cure such objections (“Seller’s Cure Notice”).  If Seller provides no Seller’s Cure Notice, Seller shall be deemed to have elected not to cure.  If Seller elects to attempt to cure such Title and Survey Objections, Seller will have until the earlier of (x) the Closing Date, or (y) ten (10) days after receipt of the Purchaser’s notice to remove, satisfy or cure the same.  If Seller elects not to cure such Title and Survey Objections, Purchaser will have the following options: (i) waive such uncured Title and Survey Objections and proceed to Closing without reduction of the Purchase Price; or (ii) to terminate this Agreement in accordance with Section 6.3 below. If Seller notifies Purchaser that Seller does not intend to attempt to cure any Title and Survey Objection (whether by lapse of time or by specific notice), Purchaser will, within two (2) business days after the date of such notice or the lapse of such two (2) business day period, notify Seller in writing whether Purchaser elects to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii).  Any exception, exclusion from coverage or other matter shown in the Commitment as of the end of the Title Review Period or otherwise not disapproved in writing within said time period shall be deemed approved by Purchaser and shall constitute a “Permitted Exception” hereunder.  Purchaser and Seller hereby agree that (i) all non-delinquent property taxes as of the Closing, (ii) the rights of the tenants under the Leases, (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser and (iv) the exceptions to title identified on Exhibit D attached hereto, shall constitute “Permitted Exceptions”.  Without Seller’s prior written consent, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.  Notwithstanding anything to the contrary hereinabove, mortgages, deeds of trust, mechanics liens created by Seller or its agents, tax liens and judgment liens and other instruments securing debts of Seller or financings to Seller shall not be Permitted Exceptions and, in all events, Seller shall pay off and release of record, or cause to be released of record or insured over (pursuant to escrow arrangements with the Title Company), by Closing, any such mortgages, deeds of trust, mechanic liens, tax liens and judgment liens and other such documents in the name of Seller with respect to the Property.

6.2.             Survey.  Seller has provided Purchaser with a copy of that certain survey of the Property dated September 17, 1999, updated June 7, 2011, prepared by Harry R. Feldman, Inc. (the “Survey”).  Purchaser shall have the right to request updates or changes to the Survey or procure its own survey during the Title Review Period. If the Survey, or any subsequently acquired survey, discloses any matters which are unacceptable to Purchaser, in Purchaser’s sole and absolute discretion, Purchaser and Seller shall have the same rights as set forth in Section 6.1 above.

6.3.         Termination Right.  In the event that Purchaser elects to terminate the Agreement pursuant to Section 6.1 or 6.2 hereinabove, Purchaser shall provide written notice to Seller before the end of the Title Review Period, and, subject to the Surviving

Termination Obligations, this Agreement shall terminate, the Deposit shall be delivered to Purchaser and thereupon neither party shall have any further rights or obligations to the other hereunder.  If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Title Review Period, time being of the essence, the termination right described in this Section 6.3 shall be immediately null and void and of no further force or effect.  Purchaser’s failure to provide such notice on or before the end of the Title Review Period shall constitute Purchaser’s waiver of the herein-described termination right.

ARTICLE VII.

Representations and Warranties of the Seller

7.1.             Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date and the Closing Date.

7.1.1.          Authority.  Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and, to the extent necessary, is qualified to conduct business in the State in which the Property is located.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not, to the best of Seller’s knowledge, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (a) be duly authorized, executed and delivered by Seller, (b) be legal, valid and binding obligations of Seller, and (c) not violate, to the best of Seller’s knowledge, any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.2.          9/11 Dealings.  Neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

7.1.3.          Litigation.  To the best of Seller’s knowledge, Seller has received no written notice of any lawsuits pending against or relating to the Property which remain outstanding other than actions, if any, taken by Seller in connection with Seller’s enforcement of lease obligations relating to tenant defaults which actions, if any, are listed on Exhibit K.  To the best of Seller’s knowledge, Seller has received no written notice of any lawsuits threatened against or relating to the Property.

7.1.4.         Assessments.  To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority that any portion of the Property is subject to any proposed or pending special assessments.

7.1.5.         Condemnation.  To the best of Seller’s knowledge, the Seller has not received any written notice of condemnation or eminent domain proceedings.

7.1.6.         Notices.  Except as disclosed to Purchaser in writing, to the best of Seller’s knowledge, the Seller has not received written notice from any government agency or authority of any violation or alleged violation of any law, zoning code, ordinance or regulation with respect to the Property which has not been cured.

7.1.7.         Leases.  Attached hereto as Exhibit E is a list of all Leases affecting the Property as of the Effective Date.  To the best of Seller’s knowledge, Seller has or will deliver to Purchaser true, correct and complete copies of the Leases.  To the best of Seller’s knowledge, the rent roll attached as Exhibit E is the rent roll prepared by Seller’s property manager in the ordinary course of business in connection with its management of the Property. To the best of Seller’s knowledge, as of the Effective Date, Seller is not in default beyond the expiration of all applicable notice and cure periods under any of the Leases.

7.1.8.         Service Contracts.  To the best of Seller’s knowledge, there are no Service Contracts (excluding management and brokerage agreements) affecting or relating to the Property other than the Service Contracts listed on Exhibit J. Except as otherwise provided in Section 5.1 herein, as of the Closing Date there will be no Contracts affecting or relating to the Property other than those Service Contracts that Purchaser has elected in writing to assume.

7.1.9.         Environmental Reports.  To the best of Seller’s knowledge, Seller has or will deliver to Purchaser all of the reports prepared by third party environmental consultants to the express benefit of Seller with respect to the Property in Seller’s possession or control (the “Environmental Reports”).

7.1.10.     Bankruptcy or Debt of Seller.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Seller has received no written notice of (a) the filing of an involuntary petition by Seller’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

7.2.             Seller’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the actual current knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of Nicole Dutra Grinnell and Christopher J. Good and Seller represents that the foregoing are the individuals with the primary responsibility for overseeing the operation and sale of the Property.  Such individuals shall have no personal liability hereunder.

7.3.             Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that it shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent that, prior to or at Closing, Purchaser shall have or obtain current, actual, conscious knowledge (and not any implied, imputed or constructive knowledge) of facts contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (a) terminate this Agreement, or (b) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter, but Seller shall, to the extent expressly provided elsewhere in this Agreement, remain liable for the performance of all of its other obligations under this Agreement. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than the Surviving Termination Obligations.  In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser to the extent that, prior to Closing, Purchaser obtains knowledge of facts (from whatever source, including, without limitation the property manager, or as a result of Purchaser’s due diligence tests, investigations and inspections of the Property or disclosure by Seller or Seller’s agents and employees), that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.4.             Survival.  The express representations and warranties of Seller made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is nine (9) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

ARTICLE VIII.

Representations and Warranties of Purchaser

8.1.             Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and the Closing Date.

8.1.1.          Authority.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and to the extent necessary, is qualified to conduct business in the Commonwealth of Massachusetts.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2.          ERISA Compliance.  To the best of Purchaser’s knowledge, Purchaser is not (a) a “plan” nor a plan “fiduciary” nor an entity holding “plan assets” (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, “ERISA”) nor, to the best of Purchaser’s knowledge, an entity whose assets are deemed to be plan assets under ERISA, Purchaser is acquiring the Property for Purchaser’s own personal account and, to the best of Purchaser’s knowledge, that the Property shall not constitute plan assets subject to ERISA upon conveyance of the Property by Seller and the closing of this Agreement between Purchaser and Seller.  Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Purchaser’s representation is found to be false or misleading in any respect.  The foregoing representation and warranty shall survive the Closing.

8.1.3.          No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.1.4.          9/11 Dealings.  Neither Purchaser nor, to Purchaser’s knowledge, any of its partners or members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

8.1.5.           Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.6.              Purchaser’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Purchaser’s knowledge”, or the “knowledge” of Purchaser or words of similar import are used, they shall be deemed to refer to the actual current knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of David McGirr and Purchaser represents that the foregoing are the individuals with the primary responsibility for overseeing the acquisition of the Property.  Such individuals shall have no personal liability hereunder.

8.2.             Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in Section 7.1 or elsewhere in this Agreement or in any closing document, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and except as expressly set forth in Section 7.1 of this Agreement or in any closing document, specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance or hazardous waste, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that, except as expressly set forth in Section 7.1, any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1 or elsewhere in this Agreement, or in any closing document, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement.  Notwithstanding anything herein to the contrary, Seller shall in no event have any liability for breach of any representation, warranty, indemnity or covenant set forth in this Agreement or in any closing document in excess of One Million and No/100 Dollars ($1,000,000.00) in the aggregate.

8.3.             Purchaser’s Release. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s partners, each of their respective members, trustees, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any mold or hazardous or regulated substance, (iv) the Property’s compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, the foregoing release does not release Seller from liability for any breach of the representations and warranties of Seller set forth in Section 7.1 of this Agreement or other claim for a breach of this Agreement for which Purchaser has a remedy under Section 13.1 below.  The release set forth in this Section 8.3 includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release to Seller.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4.             Survival.  The express representations and warranties of Purchaser made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is nine (9) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

ARTICLE IX.

Seller’s Interim Operating Covenants.

9.1.             Operations.  Seller shall continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2.             Maintain Insurance.  Seller shall cause the Property to be insured against all ordinary and commercially reasonable insurable risks in commercially reasonable coverage amounts until the Closing Date.

9.3.             Personal Property.  Seller shall not transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof.  Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4.             Tenant Leases.  From and after the date hereof through the Closing Date, Seller shall not market for sale or enter into any leases affecting the Property or any portion thereof or enter into any other agreements with respect to the sale or lease of the Property or any portion thereof, including without limitation, any modifications, extensions or renewals of existing Leases, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.

9.5.         Contracts.  From and after the Effective Date, Seller shall not enter into any additional service contracts which would continue for a period subsequent to the Closing Date, without the prior written approval of Purchaser.

9.6.         Written Notices.  Seller shall promptly provide Purchaser with copies of any written notices received by Seller after the Effective Date or sent by Seller to existing tenants under the Leases which assert any material breach of Leases or other agreements or laws applicable to the Property.

ARTICLE X.

Closing Conditions.

10.1.           Conditions to Obligations of Seller.  The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1.        Representations, Warranties and Covenants of Purchaser.  All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Purchaser shall be acceptable to Seller and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

10.2.           Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as otherwise provided below or to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1.        Representations, Warranties and Covenants of Seller.  All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date.  Any changes to such representations disclosed by Seller shall be acceptable to Purchaser and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

10.2.2.        Tenant Estoppels. Seller shall use commercially reasonable efforts to obtain Tenant estoppel certificates in substantially the form attached hereto as Exhibit C from all the tenants of the Property (the “Tenant Estoppel Certificates”), it being understood and agreed that obtaining executed Tenant Estoppel Certificates from the tenants is not a pre-condition to Purchaser’s obligation to close and Seller shall have no obligation with respect thereto other than as expressly set forth herein.  Seller shall provide Purchaser with copies of the Tenant Estoppel Certificates prepared by Seller for Purchaser’s review and comment before delivering the completed Tenant Estoppel Certificates to the Tenants and the completed Tenant Estoppel Certificates shall be deemed approved by Purchaser on the expiration of two (2) business days following such delivery unless Purchaser provides Seller in writing any comments to, or objections concerning the substance of the completed Tenant Estoppel Certificate to be delivered to the Tenants under the Leases.

10.2.3.        Title Policy.  Upon recordation of the Deed and payment of the title insurance premiums, Title Company shall be committed to issue the Title Policy to Purchaser subject only to the Permitted Exceptions.

10.2.4.        Possession of the Property.  Delivery by Seller of possession of the Property, subject to the Permitted Exceptions and the rights of tenants under the Leases.

ARTICLE XI.

Closing

11.1.           Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing, the following:

11.1.1.        The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 1:00 p.m. Lexington, Massachusetts time.

11.1.2.        A general assignment substantially in the form attached hereto as Exhibit G (the “General Assignment”).

11.1.3.        Written notice addressed to the tenants in substantially the form attached as Exhibit H (collectively, the “Tenant Notice”).

11.1.4.        Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, any certificate of value or similar instrument required under applicable law.

11.2.           Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser at Closing the following:

11.2.1.        A Massachusetts Quitclaim Deed (the “Deed”), in the form attached hereto as Exhibit F.

11.2.2.        The General Assignment.

11.2.3.        The Tenant Notice.

11.2.4.        A certificate substantially in the form attached hereto as Exhibit I (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.5.        The following items, to the extent in Seller’s possession (which need not be delivered at the Closing, but may, instead, be delivered in the Property’s management office):  (a) all keys for all entrance door and spaces which may be locked

(whether occupied or not) in the Improvements and all pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements; (b) all original books, records, tenant files, operating reports, plans and specifications and other materials reasonably necessary to the continuity of operation of the Property; and (c) the originals (or copies where originals are not available) of the Leases.

11.2.6.        Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement including, without limitation, any certificate of value or similar instrument required under applicable law and reasonable and customary title insurance affidavits and settlement statements.

ARTICLE XII.

Risk of Loss.

12.1.           Condemnation and Casualty.  If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice.  If such Material condemnation or casualty occurs within fifteen (15) days of the Closing Date, the Closing Date shall be extended automatically and without further action by the parties, to the date sixteen (16) days after the date of Purchaser’s receipt of Seller’s notice. If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations.  If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (a) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation, and (b) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable insurance deductible.

12.2.           Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall assign, without recourse, all awards or any rights to collect condemnation awards to Purchaser on the Closing Date.

12.3.           Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable insurance deductible and any damage from such Casualty not covered by the insurance proceeds.  Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any reasonable (a) costs of repairs actually incurred by Seller, and (b) collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such casualty and credit the Purchase Price with the amount of any applicable insurance deductible.

12.4.           Materiality.  For purposes of this Article XII (a) with respect to a taking by eminent domain, the term “Material” shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in substantially the same manner as though such rights had not been taken, and (b) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by Seller’s engineer, is in excess of One Million and No/100 Dollars ($1,000,000.00).

ARTICLE XIII.

Default

13.1.           Default by Seller.  In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (a) terminate this Agreement and receive the Deposit from the Escrow Agent, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (b) enforce specific performance of Seller’s obligation to convey the Property, without adjustment to, or credit against, the Purchase Price (other than Seller’s obligations pursuant to Section 6.1 hereinabove).  Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (a) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before ten (10) business days after the originally scheduled Closing Date (as it may be extended pursuant to the express terms of this Agreement or otherwise by written agreement of the parties), or having given Seller notice, fails to file a lawsuit asserting such cause of action within forty five (45) days after the originally scheduled Closing Date (as it may be extended pursuant to the express terms of this Agreement or otherwise by written agreement of the parties). Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations; provided, however, (a) Purchaser shall seek only actual damages and not consequential or indirect damages as a result of any default by Seller, and (b) in no event shall Seller’s aggregate liability to Purchaser under this Agreement exceed an amount equal to One Million and 00/100 Dollars ($1,000,000.00).

13.2.           Default by Purchaser.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT.  UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT

TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER’S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS PROVIDED, HOWEVER, IN NO EVENT SHALL PURCHASER’S AGGREGATE LIABILITY TO SELLER UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO ONE MILLION AND 00/100 DOLLARS ($1,000,000.00).

ARTICLE XIV.

Brokers

14.1.           Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby, other than Eastdil Secured and Grubb & Ellis Company (collectively, the “Broker”).  Seller represents and warrants to Purchaser that Seller shall be solely responsible to pay any commission owing to Eastdil Secured in connection with the transaction contemplated hereby and Purchaser represents and warrants to Seller that Purchaser shall be solely responsible to pay any commission owing to Grubb & Ellis in connection with the transaction contemplated hereby. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s (or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV.

Confidentiality

15.1.           Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to its legal counsel, lenders, investors, surveyor, title company, broker, accountants, consultants, officers, partners, directors, members and shareholders and to those of Purchaser’s members and their members (the “Authorized

Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Authorized Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all such documents and information provided to Purchaser.  Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or other governmental agency or any filings with governmental authorities required by reason of the transactions provided for herein.  The provisions of this Section 15.1 shall survive any termination of this Agreement. In the event the transaction contemplated herein shall close, the obligations under this Section 15.1 shall immediately terminate.

15.2.           Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have each have the right to announce the sale and acquisition of the Property in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI.

Miscellaneous

16.1.           Notices.  Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by e-mail (with confirmation of receipt), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof or the date of attempted delivery if delivery is refused):

To Purchaser:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attention: Chief Financial Officer
	Phone No.:	(781) 860-8526
	Fax No.:	(781) 860-1426
	E-mail:	david.mcgirr@cubist.com

With a copy to:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attention: General Counsel
	Phone No.:	(781) 860-8526
	Fax No.:	(781) 860-1426
	E-mail:	tamara.joseph@cubist.com

To Seller:	The Realty Associates Fund VI, L.P.
c/o TA Associates Realty
28 State Street, 10th Floor
Boston, Massachusetts 02109
	Attention:	Nicole Dutra Grinnell
	Phone No.:	(617) 476-2755
	Fax No.:	(617) 476-2799
	E-mail:	dutra@tarealty.com

With a copy to:	Friedlander Misler, PLLC
1101 17th Street, N.W.
Suite 700
Washington, D.C. 20036
	Attention:	Deborah G. Astrove, Esq.
	Phone No.:	(202) 872-0800
	Fax No.:	(202) 857-8343
	E-mail:	dgastrove@dclawfirm.com

To Escrow Agent:	Chicago Title Insurance Company
Suite 1700, 2001 Bryan Street
Dallas, Texas 75201
Attn: Ellen Schwab
	Phone No.:	(214) 965-1670
	Fax No.:	(214) 965-1629
	E-mail:	schwabe@ctt.com

16.2.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state in which the Property is located, without regard to the conflict of laws principles thereof.

16.3.           Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4.           Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

16.5.           Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

16.6.           Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.  This Agreement shall be deemed executed and delivered upon each party’s delivery of executed signature pages of this Agreement, which signature pages may be delivered by facsimile or email (pdf) with the same effect as delivery of the originals, provided original signatures are delivered to each party within forty-eight (48) hours thereafter.

16.7.           Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.8.           Assignment.  Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may assign this Agreement to another entity without Seller’s consent as long as (a) such assignee is, directly or indirectly, managed and/or controlled by Purchaser or its principals; and (b) Purchaser provides Seller with the name and organizational documents for such assignee and all members thereof at least five (5) business days in advance of the Closing Date.  Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment.  The respective obligations of Seller and Purchaser under this Section 16.8 shall survive the Closing and shall not be merged therein.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

16.9.           Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10.         Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11.         Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12.         Survival.  Except as otherwise specifically provided for herein or in any closing document (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

16.13.         Exhibits.  Exhibit A through Exhibit K attached hereto are incorporated herein by reference.

16.14.         Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

16.15.     Limitation of Liability. The obligations of Seller are binding only on Seller’s interest in the Property (including proceeds of sale of the Property) and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

16.16.         Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including charges payable to the Escrow Agent and reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

16.17.         Escrow Agreement.

16.17.1.             Instructions.  Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the

Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below.  This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by joint written agreement, shall constitute the escrow instructions.  If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

16.17.2.             Real Estate Reporting Person.  Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide.  Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.  Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

16.17.3.             Liability of Escrow Agent.  The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon written notice from Purchaser or Seller as to how the Deposit (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any written notice sent by Seller or Purchaser (the “Notifying Party”) to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 16.1 herein (the “Notice Parties”).  If the Notice Parties do not object to the Notifying Party’s notice to the Escrow Agent within ten (10) days after the Notice Parties’ receipt of the Notifying Party’s written notice to the Escrow Agent, the Escrow Agent shall be able to rely on the same.  If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party’s notice, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. Notwithstanding the foregoing, if Escrow Agent receives written notice from Purchaser on or prior to the expiration of the Title Review Period indicating that it has formally terminated this Agreement on or prior to the expiration of the Title Review Period, Escrow Agent shall immediately return the Deposit to Purchaser notwithstanding any contrary direction of Seller. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent’s gross negligence or willful misconduct.  The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit.  The obligations of Seller and Purchaser with respect to the Escrow Agent are intended to be binding only on Seller and Seller’s assets and Purchaser and Purchaser’s assets, respectively, and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller or Purchaser, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller or Purchaser, or of any of Seller’s or Purchaser’s employees or agents.

16.18.         No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.19.         Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20.         Existing Lease.  Nothing contained in this Agreement is intended to, or shall be interpreted to, waive, modify or supplement any of the terms and conditions of the existing lease between Seller and Purchaser covering a portion of the Property, or the rights and obligations of the parties thereunder.  Without limitation, any breach or default by either party under this Agreement shall not constitute a breach or default under such lease or otherwise affect the parties’ rights and obligations under such lease. Upon Closing of the sale of the Property hereunder, the existing lease between the parties shall terminate.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date set forth above.

SELLER:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VI LLC, a Massachusetts limited liability company, general partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust, manager

			By:	/s/ James P. Raisides
[Officer]

PURCHASER:

CUBIST PHARMACEUTICALS, INC.,

By:	/s/ Tamara Joseph
Name:	Tamara Joseph
Title:	SR. VP, General Counsel & Secretary

ESCROW AGENT JOINDER

Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Ellen Schwab
Name:	Ellen Schwab
Title:	Commercial Escrow Officer

Date:	June 21, 2011

LIST OF EXHIBITS

EXHIBITS
Exhibit A	-	Legal Description
Exhibit B	-	Intentionally Omitted
Exhibit C	-	Estoppel Certificate
Exhibit D	-	Permitted Exceptions
Exhibit E	-	Lease Schedule
Exhibit F		Form of Quitclaim Deed
Exhibit G	-	Form of General Assignment
Exhibit H	-	Form of Notice Letter to Tenants
Exhibit I	-	Form of Non-Foreign Entity Certificate
Exhibit J	-	List of Service Contracts
Exhibit K	-	Schedule of Claims

EXHIBIT A

LEGAL DESCRIPTION

A certain parcel of land in the Commonwealth of Massachusetts, County of Middlesex, Town of Lexington, and shown as Lot 2 on a plan entiled “Plan of Land in Lexington, Mass.  (Middlesex County),” dated March 27, 1998, recorded October 6, 1998, with Middlesex South Registry of Deeds as Plan No. 1088 of 1998 in Book 29190, Page 447, prepared by Beals and Thomas, Inc., more particularly bounded and described as follows:

Beginning at the most southerwesterly corner of the premises, at the southeasterly corner of Lot 1 as shown on said plan, thence running:

N 02° 20’ 56” E	180.68 feet to a point, thence turning and running;

N 87° 39’ 04” W	40.00 feet to a point, thence turning and running;

N 02° 20’ 56” E	122.19 feet to a point, thence turning and running;

S 87° 39’ 04” E	40.00 feet to a point, thence turning and running;

N 02° 20’ 56” E	547.13 feet to a point, thence turning and running, said last five courses being bounded by Lot 1, as shown on said plan, thence turning and running;

S 87° 36’ 20” E	1,330.04 feet to a point of curvature, thence running;

Northeasterly	by a curve to the left having a radius of 135.00 feet and a length of 58.90 feet to a point of tangency, thence running;

N 67° 23’ 52” E	146.89 feet to a point, thence turning and running;

S 03° 52’ 06” E	111.25 feet to a point, said last four courses being bounded by land now or formerly of the Town of Lexington, thence turning and running;

S 44° 07’ 54” W	561.19 feet to a point, thence turning and running;

S 22° 29’ 38” E	435.76 feet to a point, said last two courses are bounded in part by land now or formerly of the Town of Lexington and, in part now or formerly of Hayden Office Trust, thence running;

EXHIBIT A - 1

The land referred to in this Commitment is described as follows:

Southwesterly	by a curve to the right, having a radius of 985.00 feet and a length of 12.11 feet to a point of tangency, thence turning and running;

N 87° 36’ 20” W	1,329.27 feet to the point of beginning, said last two courses being bounded by the northerly sideline of Hayden Avenue.

A portion of said Lot 2 is registered land, bounded and described as follows;

Lot 293 on Land Court Plan 19485 N as approved by the Land Court and filed in the Land Registration Office; and

Lots 10 and 11 on Land Court Plan 16660 O, as approved by the Land Court and filed with the Land Registration Office.

There is appurtenant to the above described Lot 11 the right and easement to use the drainage ditch running from west to east across the northerly portion of Lot 10, shown on said plan, as set forth in Registered Document No. 517903.

There is appurtenant to the above described Lot 11 rights and easements for sewer purposes as set forth in Registered Document No. 479201.

There is appurtenant to said Lot 293 the benefits of the agreement and reservation as to trunk sewer more particularly set forth in deed filed as Document No. 479738.

Lot 10 has the benefit of a reservation in the strip of land marked sewer easement as shown on said plan, set forth in Document No. 517903 and the rights and easements for sewer purposes as set forth in Registered Document No. 479201, insofar as applicable.

Together with the appurtenant rights, easements and restrictions over Lot B on plan entitled “A Compiled Plan of Land in Lexington, Mass.” dated August 27, 1970, by John J. McSweeney, recorded with Middlesex South District Deeds in Book 11928, Page 614, as shown on said plan, as reserved in a taking by the Town of Lexington dated November 30, 1970, recorded with said Deeds in Book 11928, Page 611, and in a deed from George H. Crawford to the Town of Lexington of the said Lot B dated December 7, 1970, recorded with said Deeds in Book 11928, Page 614.

Together with the appurtenant rights and easements set forth in Declaration of Covenants and Easements dated September 18, 1998 filed as Document No. 1084070 and recorded in Book 29287, Page 189; as affected by Amended and Restated Declaration of Covenants and Easements dated November 8, 1999, filed as Document No. 1123738, and recorded in Book 30855, Page 323; as affected by First Amendment to Amended and Restated Declaration of Covenants and Easements dated March 26, 2002, filed as Document No. 1201521, and recorded in Book 37256, Page 364.

EXHIBIT A - 2

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT B - 1

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

                                                      (the “Tenant”) hereby certifies to The Realty Associates Fund VI, L.P., a Delaware limited partnership (the “Owner”) and                            , a                            , its successors or assigns (“Purchaser”) as follows:

1.             Pursuant to that certain Lease dated                        ,            (the “Lease”), Tenant leases                         square feet of space (the “Premises”) located on the        floor in the building known as                                                (the “Property”).  The Lease, as amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Owner relating to the Premises or the Property.  There are no amendments, modifications or supplements to the Lease or any side letters or other arrangements relating to the Premises or the Property, whether oral or written, except as follows (include the date of each amendment, modification, supplement or agreement):                                                                                                                   .  A true, complete and correct copy of the Lease, as amended, modified and supplemented, is attached hereto as Exhibit A.

2.             The term of the Lease began on                              ,             and will end on                                   , 20      .  Tenant has accepted the Premises, is in occupancy, and is paying rent under the Lease.

3.             The Lease does/does not provide for an option to extend the term of the Lease for                              years.  Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, to cancel the Lease, nor any preferential right to purchase all or any part of the Premises or the Property.

4.             The Lease is presently in full force and effect and neither Owner nor Tenant is in default thereunder.  There exist no facts that would constitute a basis for any such default upon the lapse of time or the giving of notice or both.

5.             Tenant is currently paying [Base Monthly] Rent under the Lease in the amount of $                                  and estimated monthly passthroughs in the amount of                        .  Tenant’s percentage share of operating expenses and real estate taxes is            %.  As of the date of this certificate, to the knowledge of Tenant, there exist no offsets, counterclaims, or defenses of Tenant under the Lease against Owner, and there exist no events that would constitute a basis for any such offset, counterclaim, or defense against Owner upon the lapse of time or the giving of notice or both, except the following (if left blank, there shall be deemed to be none):                                              .  Any Rent owing on the date hereof has been paid with the last such payment being made with respect to              , 2011.  No amounts of Base Rent payable under the Lease has been prepaid except through the end of the current month, and no other charges payable under the Lease have been prepaid for any period other than estimated payments of operating expenses and taxes.

EXHIBIT C - 1

6.             There are no concessions, bonuses, free rental periods, rebates, advance rental payments, or other matters affecting the rental payable by Tenant under the Lease except as described in the attached Lease

7.             A cash security deposit in the amount of $                                   has been paid to Owner under the Lease, and Tenant has not given Owner any other security or similar deposit.

8.             All improvements or repairs required under the terms of the Lease to be made by Owner through the date hereof have been satisfactorily completed.  All allowances and other payments due to Tenant by Owner under the terms of the Lease have been paid in full, except the following (if left blank, there shall be deemed to be none):                                                               .

9.             Tenant acknowledges that: (a) Purchaser will rely on the statements of Tenant in Purchaser’s decision to purchase the Property from Owner, and (b) Owner may assign its interest in the Lease to Purchaser and agrees, upon receipt of notice of such assignment from Owner and Purchaser, to attorn to Purchaser and to perform all of Tenant’s obligations as the tenant under the Lease, including, without limitation, the payment of rent, directly to Purchaser, or its agent, as the landlord under the Lease, from and after the date of such notice.

Dated this                  day of                             , 2011.

[NAME OF TENANT]

By:
Name:
Title:

EXHIBIT C - 2

EXHIBIT D

PERMITTED EXCEPTIONS

1.                                       Real estate taxes and all general and special assessments applicable to the year of Closing (to the extent not fully paid at Closing) and subsequent calendar years.

2.                                       Rights of tenants under the Leases.

3.                                       Local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

EXHIBIT D - 1

EXHIBIT E

LEASE SCHEDULE

[Please see rent roll attached hereto]

NOTE:  The rent roll has been attached for reference purposes only and Seller does not represent the accuracy thereof.

EXHIBIT E - 1

[Tables to come]

EXHIBIT E - 2

[Tables to come]

EXHIBIT E - 3

[Tables to come]

EXHIBIT E - 4

[Tables to come]

EXHIBIT E - 5

[Tables to come]

EXHIBIT E - 6

EXHIBIT F

FORM OF DEED

NOTE:	THIS FORM WILL BE MODIFIED, AS APPROPRIATE, TO COMPLY WITH APPLICABLE STATE LAW REQUIREMENTS.

AFTER RECORDING RETURN TO:

QUITCLAIM DEED

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THAT, THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid to Grantor by                                             (“Grantee”), whose mailing address is                        ,                                             , Attention:                               , the receipt and sufficiency of such consideration being hereby acknowledged, GRANTS unto Grantee that certain real property being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements, structures and fixtures situated thereon (collectively, the “Property”); subject, however, to those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Permitted Exceptions”).

EXHIBIT F - 1

IN WITNESS WHEREOF, this instrument has been executed as of (but not necessarily on) this             day of                        , 20   .

GRANTOR:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership,

By:	Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
General Partner

	By:	Realty Associates Advisors LLC,
A Delaware limited liability company,
Manager

		By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
Manager

By:

Its:
[Officer]

EXHIBIT F - 2

COMMONWEALTH OF MASSACHUSETTS	§
§
COUNTY OF SUFFOLK	§

This instrument was acknowledged before me on                                , 20    , by                                                                , a                                            , on behalf of such                                 .

My Commission Expires:

Notary Public, State of

Notary’s name printed:

NOTE:	THIS FORM WILL BE MODIFIED, AS APPROPRIATE, TO COMPLY WITH APPLICABLE STATE LAW REQUIREMENTS.

EXHIBIT F - 3

EXHIBIT G

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the “General Assignment”) is made as of the          day of                        , 2010 by:  (i) THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Seller”), and (ii)                                     , a                                         (“Purchaser”).

KNOW ALL MEN BY THESE PRESENTS:

Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated           , 2011 (the “Agreement”) between Seller and Purchaser, Seller is conveying to Purchaser all of Seller’s right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the “Land”) and in and to the building, parking areas and other structures and improvements located on the Land (collectively, the “Improvements”) located in Lexington, Massachusetts.  The Land and the Improvements are hereinafter sometimes collectively referred to as the “Property.”

It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller’s right, title and interest in and to the Assigned Property (as hereinafter defined).

1.             Bill of Sale and Assignment.

Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, with special warranty of title and subject to the limitations contained in Section 8.2 of the Agreement, all right, title and interest of Seller in and to:

a.             All personal property (including equipment), if any, owned by Seller and located on the Property as of the date hereof, all inventory located on the Property on the date hereof, and all fixtures (if any) owned by Seller and located on the Property as of the date hereof (the “Personal Property”); and

b.             All non-exclusive trademarks and trade names, if any, used in connection with the Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies (collectively, the “Trade Names”);

c.             Seller’s interest, if any, in and to the service, equipment, supply and maintenance contracts (the “Contracts”) listed on Schedule 1 attached hereto, and guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, to the extent assignable (collectively, the “Intangible Property”); and

EXHIBIT G - 1

d.             The leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (the “Leases”) demising space in or otherwise similarly affecting or relating to the Property listed on Schedule 2 attached hereto; subject, however to the rights of Seller set forth in the Agreement to rents under the leases assigned hereby attributable to the period prior to the date hereof.

TO HAVE AND TO HOLD the Personal Property, the Trade Names, the Intangible Property and the Leases (collectively, the “Assigned Property”) unto Purchaser, its successors and assigns, forever.

2.             Assumption/Indemnity.

A.            Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof.  Purchaser further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, without limitation, attorneys’ fees and expenses) (collectively, the “Losses”) asserted against or incurred by Seller by reason of or arising out of any failure by Purchaser to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period on or after the date hereof.

B.            Seller agrees, for a period of nine (9) months from the date of this Agreement, to indemnify, defend and hold Purchaser harmless from and against any and all Losses asserted against or incurred by Purchaser in connection with the Assigned Property arising out of any failure by Seller to perform or observe the obligations, covenants, terms and conditions to be performed by Seller in connection with the Assigned Property and occurring or alleged to have occurred on or prior to the date hereof.  From and after the date that is nine (9) months from the date of this General Assignment, this Paragraph 2B shall be void and of no force or effect.

3.             Limitation of Liability.

The obligations of Seller are binding only on Seller’s interest in the Property and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents.

4.             Exclusions from Personal Property.

It is hereby acknowledged by the parties that the Assigned Property shall not include claims relating to any real property tax refunds or rebates for periods accruing prior to the date hereof, existing insurance claims and any existing claims against tenants of the Property, which claims are hereby reserved by Seller.

EXHIBIT G - 2

5.             Counterpart Copies.

This General Assignment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this General Assignment.

IN WITNESS WHEREOF, the parties have caused this General Assignment to be executed as of the date first written above.

SELLER:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership,

By:		Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
General Partner

By:	Realty Associates Advisors LLC,
A Delaware limited liability company,
Manager

	By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
Manager

By:

Its:
[Officer]

PURCHASER:

,
a

By:
Name:
Title:

EXHIBIT G - 3

EXHIBIT H

NOTICE LETTER TO TENANTS

                        , 20

CERTIFIED MAIL,

RETURN RECEIPT REQUESTED

Dear Tenant:

We are pleased to advise you that the building in which your premises are located at                                                                                                                   , has been sold by THE REALTY ASSOCIATES FUND VI, L.P. to                                                                 (the “Purchaser”) effective as of the date set forth above.  Your lease agreement has been assigned to and accepted by Purchaser and Purchaser has agreed to assume all responsibility for security deposits currently held under your lease.

All future correspondence relating to your tenancy, as well as rent checks and other payments, should be made payable and mailed to                       c/o                .

The Purchaser looks forward to working with you in the operation of this Property.

Very truly yours,

SELLER:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership,

By:		Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
General Partner

By:	Realty Associates Advisors LLC,
A Delaware limited liability company,
Manager

	By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
Manager

By:

Its:
[Officer]

PURCHASER:

,
a

By:
Name:
Title:

EXHIBIT I

NON-FOREIGN ENTITY CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by THE REALTY ASSOCIATES FUND VI, L.P. (“Transferor”), the undersigned hereby certifies on behalf of Transferor:

1.                                       Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.                                       Transferor’s U.S. employer identification number is               ; and

3.                                       Transferor’s office address is:

c/o TA Associates Realty

28 State Street, 10th Floor

Boston, Massachusetts 02109

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

Dated:	, 2011

TRANSFEROR:

THE REALTY ASSOCIATES FUND VI, L.P.,
a Delaware limited partnership

		By:	Realty Associates Fund VI LLC, a Massachusetts limited liability company, general partner

			By:	Realty Associates Advisors LLC, a Delaware limited liability company, manager

				By:	Realty Associates Advisors Trust, a Massachusetts business trust, manager

By:
[Officer]

EXHIBIT J

SERVICE CONTRACTS

VENDOR:	SERVICE:

Access Northeast	Internet

Conversent Communications	Phone

Chem Aqua	Water Treatment

FMN Services, Inc.	Kitchen Cleaning

Milton CAT	Generator Maintenance

Stanley Elevator Company, Inc.	Elevator

Fire Systems Technology	Fire Alarm Monitoring

Anthony Vanaria and Sons, Inc.	Snow Removal

Corporate Chefs, Inc.	Cafeteria

Evergreen Tropical Interiors, Inc.	Interior landscaping

American Cleaning	Janitorial

RI Harvey	Trash Removal

Emcor Services	HVAC Maintenance

Building Technology Engineers, Inc.	Building Operations and Maintenance

Waltham Services, Inc.	Pest Control

EXHIBIT K

SCHEDULE OF CLAIMS

None